Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Merge Technologies Incorporated:

We consent to the incorporation by reference in the registration statements (Nos. 333-34884, 333-100104, 333-107997, 333-40832, 333-40882, 333-107991, 333-125386) on Form S-8 of Merge Technologies Incorporated of our reports dated August 29, 2006, with respect to the consolidated balance sheets of Merge Technologies Incorporated as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Merge Technologies Incorporated. Our report refers to the Company’s restatement of its consolidated financial statements as of and for the year ended December 31, 2004 and for the year ended December 31, 2003.

Our report dated August 29, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that Merge Technologies Incorporated did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management identified and included in management’s assessment material weaknesses relating to revenue recognition, income taxes, business combinations and an ineffective control environment.

/s/ KPMG LLP
Chicago, Illinois
August 29, 2006